EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Hallmark Financial Services, Inc.:
We consent to the use of our report dated March 17, 2006, except for notes 1, 10 and 12, as to which the date is August 4, 2006, with respect to the consolidated balance sheets of Hallmark Financial Services, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2005, and all related financial statement schedules, included herein, and to the reference to our firm under the heading “Experts” in the prospectus. Our report refers to the January 1, 2003 adoption of the prospective method provisions for stock-based employee compensation.
/s/ KPMG LLP
Dallas, Texas
August 8, 2006